UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934

Filed by the Registrant ☒	Filed by a party other than the Registrant ☐

Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☐	Definitive Proxy Statement

☒	Definitive Additional Materials

☐	Soliciting Material Pursuant to §240.14a-12

Zuora, Inc.
(Name of Registrant as Specified In Its Charter)
(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☒	No fee required.

☐	Fee paid previously with preliminary materials.

☐	Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a6(i)(1) and 0-11.

This Schedule 14A relates solely to communications made after furnishing security holders of Zuora, Inc. (the “Company”) with a definitive proxy statement and a transaction statement on Schedule 13E-3 related to a proposed transaction in which Zodiac Acquisition Sub, Inc. (“Merger Sub”), a wholly owned subsidiary of Zodiac Purchaser, L.L.C. (“Parent”), will be merged with and into the Company, with the Company being the surviving corporation (the “Proposed Transaction”), upon the terms and subject to the conditions set forth in the Agreement and Plan of Merger, dated October 17, 2024, by and among the Company, Parent and Merger Sub. Parent and Merger Sub are indirectly controlled by private investment funds affiliated with Silver Lake Group, L.L.C.

The following is an updated Q&A Document for employees relating to the Proposed Transaction, which was circulated to all employees of the Company on January 23, 2025.

Added January 23

●	When is the stockholder meeting taking place, how can I attend, and how can I vote?
○
Our Special Meeting of Stockholders is currently scheduled to take place virtually on February 13, 2025 at 9:00 a.m. Pacific Time. Details regarding attending the meeting, along with other transaction-related information, can be found in Zuora’s Definitive Proxy Statement filed on December 31, 2024 with the SEC.

○
If you held Zuora shares (RSUs and options do not count for voting purposes) as of December 31, you should have received one or more emails beginning on or around January 8 from ID@proxyvote.com/E*Trade including instructions for how to vote your shares. The emails may have been sent to your personal email or Zuora work email address, depending on your E*trade settings.

○
If you hold shares through a different broker or in registered name, you should have received materials with voting instructions by mail or by email.  Please review the materials carefully and promptly submit a proxy for each account in which you hold Zuora shares.

○	We encourage all ZEOs to vote their shares in advance of the Special Meeting. There are three proposals to be voted on at this meeting:
■	To consider and vote on the proposal to adopt the Agreement and Plan of Merger, dated as of October 17, 2024, for Zuora to go private;
■
To consider and vote on the proposal to approve, on a non-binding, advisory basis, the compensation that will or may become payable by Zuora to its named executive officers in connection with the going private transaction; and

■
To consider and vote on any proposal to adjourn the Special Meeting, from time to time, to a later date or dates, if necessary or appropriate, to solicit additional proxies if there are insufficient votes to adopt the Merger Agreement at the time of the Special Meeting.

○
The Zuora Board, acting on the unanimous recommendation of the Special Committee, unanimously recommends that you vote “For” all three proposals. Detailed information regarding the transaction and each of the three proposals is included in the Definitive Proxy Statement.

○
If you have any questions about how to vote your shares, you can call the firm assisting Zuora with the solicitation of proxies, Innisfree M&A Incorporated, at (877) 750-2689 (toll-free from the U.S. and Canada) or +1 (412) 232-3651 (from other countries).

●	As a ZEO, how do I receive payment for the Zuora stock that I own when the transaction closes?
○
For the majority of ZEOs, you will receive payment for the shares of Zuora Class A Common Stock that you own via your E*Trade account. E*Trade is the platform where ZEO RSU and Option grants are held and when those RSU grants vest or Options are exercised, the resulting shares of Class A Common Stock are held in your account at E*Trade (this is where the shares will be unless you have transferred any of your Class A Common Stock shares to another broker).

○
Upon transaction closing, the purchase price of $10 per share will be paid, via certain intermediaries, to the relevant brokers, including E*Trade. E*Trade will then process the exchange of shares owned into the purchase price consideration of $10 per share. E*Trade charges a $38 reorganization fee to all account holders of shares exchanged in a going private transaction such as ours. ZEOs who are also Zuora stockholders will see this fee reflected in their E*Trade accounts.

○
The exchange process is anticipated to take approximately 5-10 business days. Once the process has been completed, your cash consideration will be in your E*Trade account (in the same way you would have cash in your account if you initiated a sale of any shares of your Class A Common Stock in the past).

○	From there, you are free to leave that cash in your E*Trade account or transfer it to whichever bank account you have designated within your E*Trade account.
○
Keep in mind that this process is only for Zuora Class A Common Stock that you hold at E*Trade. For ZEOs who have options (vested or unvested) or unvested RSUs, please refer to the Treatment of Zuora Equity in Connection with the Transaction deck.

○	If you hold shares at a different broker, the process will be similar but you will need to reach out to the broker directly for any details.
○	If you are a registered stockholder with shares at Computershare (this situation is unlikely to apply to most ZEOs) you will receive your cash consideration directly from Computershare.

●	How is our total compensation being reevaluated to account for benefits like equity and the ESPP and when will we know about changes to our total compensation?
○
We know this topic is top of mind. Here’s what we can assure you: We aren’t the first company that Silver Lake has taken private. They have partnered with and solved for similar situations before with companies like Qualtrics, Dell, Blackhawk, SolarWinds and many others over its 25+ year history. During this interim period, we are working with Silver Lake and GIC to determine appropriate incentive strategies for employees post-close. We know post-close comp will look different as we will no longer be a publicly traded company.

But we also remain confident that:

Zuora is committed to providing competitive compensation that is aligned with company performance. The form will differ in some respects as a private company without publicly traded stock, but the philosophy stays the same: to provide a comprehensive and compelling total rewards offering to attract and reward top talent to drive Zuora's strategy forward.

Silver Lake and GIC see the value in our people. They understand that ZEOs are key to our success and investing in Zuora means investing in our people.

As we continue to work through the going-forward plan, details of any changes to the compensation structure will be shared once the transaction has closed.

●	Will there be a new expectation to work from the office?
○
Organizations and teams at Zuora will continue to be empowered to design efficient and flexible ways of working, being intentional about scheduling, communication, and collaboration strategies that help us achieve our best results.

This looks different for different teams and roles. If you have specific questions about your team and/or your role, we recommend reaching out to your manager.

Added December 4

●	While Zuora will stop reporting quarterly earnings after the transaction closes, will ZEOs continue to receive internal updates about the Company’s performance?
○
We'll continue to be transparent about how our business is performing, including key financial measures. ZEOs will also continue to have the visibility needed to run the business while ensuring we have alignment across the organization on what we need to achieve.

●	Given the transaction announcement and the upcoming change in government administration, will there be impacts to how Zuora sponsors H1B visas and green cards for its employees?
○
Zuora does not anticipate any changes to its sponsorship of ZEOs currently on F-1, H-1B, L-1, or TN visas. Similarly, Zuora does not anticipate changing its green card sponsorship process with the closing of the transaction.

○
Zuora will continue to support its ZEOs, regardless of immigration status, and will assess any changes a new administration brings in order to determine how Zuora can continue to best support its ZEOs world-wide.

●	When is Zuora's next trading window?
○
For the majority of the company, Zuora’s next trading window will open at the beginning of the third trading day after earnings is released, i.e., December 11, as the earnings report is currently planned for release on December 9. For certain ZEOs involved in the transaction, the trading window will remain closed until a later date. Additional information is being provided to those ZEOs directly.

●	What is the final ESPP purchase date?
○
The final ESPP purchase date will be December 13, 2024. As previously announced, from October 17, 2024, no new offering or purchase period under the ESPP will commence, no new participants will be permitted to enter the ESPP and existing participants will not be allowed to increase or decrease their elections.

○	Any shares purchased under the ESPP will be exchanged at closing for the right to receive $10.00 in cash.

●	Since Zuora is becoming a private company, can you explain the difference between a private and a public company?
○
Among the differences between private and public companies are their ownership structures, the ways they access capital, the information they are required to disclose to the public, and the way in which they disclose information to their investors, or owners.

■
Private companies are generally owned by a smaller group of investors, which could include founders, executive management and/or private equity firms or other institutional investors – in this case, Silver Lake and GIC. Private companies get capital (funding) from private sources like their owners, private investors or loans from a bank or financial institution. Because private companies are not owned by public shareholders, they are not required to publicly disclose information about their company or its financial performance, however they do provide updates to their investors.

■
Public companies could be owned by an unlimited number of investors – often many tens or hundreds of thousands, or even more – composed of institutions and individuals who purchase shares (stock) of the company. Public companies get funding by selling shares in the public market or issuing debt. These companies are required by the U.S. Securities and Exchange Commission (SEC) to regularly share financial information and business results, among other things, with the public through periodic filings. The most common example of this is a quarterly earnings filing. There are meaningful costs that public companies incur on an annual basis to comply with the various public company reporting requirements.

○	For Zuora specifically, operating as a private company will provide us with additional strategic flexibility to enhance the products and services we provide to our customers.

●	Will there be any org/team restructuring as a result of this transaction?
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For now, it is business as usual and nothing is changing with our day-to-day. With that said, team and organization-level restructurings are often a part of how companies look at their business. As we evaluate how different parts of our strategy align with various team structures and customer needs, we remain committed to being open and communicative about any and all changes if they should occur.

Added October 31

●	Could the trading price of Zuora's stock at closing impact the $10 per share transaction price?
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All ZEOs who are stockholders of Zuora will receive $10.00 in cash for each share of Zuora stock that such ZEO owns upon closing of the transaction, regardless of the price at which Zuora's stock is trading.

●	What happens to the stock we purchased through the ESPP if we purchase it for more than $10?
○
The common stock you purchased through ESPP is just that - common stock. ZEOs who own shares of Zuora’s common stock will receive $10.00 in cash for each share of Zuora common stock that is owned upon closing of the transaction regardless of Zuora’s common stock price at close.

○	The tax treatment of the common stock you purchase through the ESPP will depend on your individual circumstances and how long you have held the shares of common stock.

●	What are the tax implications of selling common stock? What are the tax implications of unvested RSUs converting into unvested cash payment rights post-close?
○
The sale of shares of Zuora common stock (including shares received in settlement of vested RSUs) at closing (or prior to close during an open trading window) will be taxed the same as they have always been taxed (short or long term capital gains/losses, depending on your individual circumstances and how long you have held the shares).

○	The conversion of unvested RSUs into a future right to receive cash if the applicable vesting conditions for the corresponding RSUs are met is not a taxable event.
○	When these cash payment rights are paid following vesting, they will be taxed as ordinary income and will be subject to applicable withholding.
○	Zuora cannot advise on the individual tax implications of these transactions and recommends discussing the impact with a financial planner and/or tax attorney.

●	What financial resources are available to ZEOs to help us better understand our equity compensation?
○	E*Trade has numerous resources available to you on equity compensation (articles and videos). Log in and go to At Work > Learning Center > Work & Money > Equity
○	You can also review Treatment of Zuora Equity in Connection with the Transaction for additional information.

●	How can we track the unvested stock schedule following the closing of the transaction?
○
Following close, there will be no unvested equity awards as Zuora will no longer be a publicly traded company. Details about what happens to unvested RSUs, stock options, and PSUs can be found elsewhere in the FAQs. Details about tracking unvested cash payment rights that the unvested RSUs will convert into at close will be shared closer to close.

●	Will payments for vested cash payment rights converted from RSUs come directly in paychecks?
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Following close, unvested RSUs will convert to a future right to receive cash if the applicable vesting conditions for the corresponding RSUs are met. When the cash payments for vested payment rights are paid following vesting, they will be paid via paycheck and taxed as ordinary income.  All transactions are subject to taxes and withholdings. Zuora cannot advise on the individual tax implications of these transactions and recommends discussing the impact with a financial planner and/or tax advisor.

●	Will our total compensation be reevaluated to offset benefits like equity, including RSUs and ESPP?
○
Zuora remains committed to providing competitive compensation that is aligned with company performance. The form will be different as a private company, but the philosophy stays the same: to provide a comprehensive and compelling total rewards offering that attracts and rewards top talent to drive Zuora's strategy forward.

●	Is there any impact on our current promotion cycle?
○	We anticipate there will be no negative impact to the current promotion cycle.

●	Is anything going to change with our benefits tied to open enrollment in the US?
○	Open enrollment in the US is happening as planned. Details around calendar year 2025 benefits were shared the week of October 28th with Open Enrollment launching the week of November 4th.

●	Will we still have quarterly earnings?
○	Before the acquisition transaction closes, we will still share our quarterly earnings report as planned in a press release, but we will no longer hold earnings calls to discuss the results.
○
When the transaction closes, Zuora will no longer be listed on the New York Stock Exchange (NYSE) and will become a privately held company. At that point, Zuora will no longer share quarterly earnings reports publicly or hold quarterly earnings calls.

●	What's the implication of Tien retaining his ownership in Zuora? Does it mean he retains the same control over Zuora post-acquisition?
○	Today and prior to the transaction closing, Tien holds approximately 38% of the voting power of the Company and beneficially owns about 6.4% of Zuora’s common stock.
○	After the transaction closes and when we become a privately held company, he will be a minority shareholder alongside Silver Lake and GIC.

Posted October 17 (updated October 31)

●	What does this transaction mean for ZEOs?
○	While our ownership structure may be changing, our core mission, strategy, values and culture are not.
○	Following transaction close, Zuora will continue to be headquartered in Redwood City and led by Tien.
○
Silver Lake and GIC recognize that our people are the foundation of our success, and they are committed to helping us maintain our ZEO culture, where all ZEOs are empowered to own our outcomes, make unique contributions and thrive.

○	It is still early days, and there are still a number of steps between now and transaction close, which we expect will occur in the first calendar quarter of 2025.
○	Until then, there are no changes to our day-to-day operations.
○	We are counting on you to stay focused on creating an unparalleled experience for our customers and supporting each other.

●	Why are we going private? Why now?
○	Zuora’s success is built on always being one step ahead.
○	We led the global shift to the Subscription Economy, providing mission-critical technology that companies need to foster recurring relationships, drive recurring revenue and achieve recurring growth.
○	Today, it is no longer enough to simply have one approach to monetization – companies need to align and evolve their business to the needs of buyers.
○	This requires a dynamic mixed-model approach, which our end-to-end monetization suite uniquely powers.
○	Doing so requires long-term focus on the needs of our customers and the flexibility to invest in the critical areas that will unlock long-term growth.
○	We operate in a dynamic and sometimes challenging environment, and as a private company, we will be better positioned to enhance the products and services we provide to our customers.

●	Who are Silver Lake and GIC? Why are they the right partners for Zuora?
○
Silver Lake is a global technology investment firm with offices in North America, Europe and Asia. The firm is well known for their portfolio of notable tech companies that include Dell, GoDaddy and Motorola.

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GIC is a leading global investment firm headquartered in Singapore that takes a long-term, disciplined approach to investing and is uniquely positioned across a wide range of asset classes and active strategies globally.

○	We are confident that Silver Lake and GIC are the right partners to help us capture the huge opportunities we see ahead in the market.
○
Silver Lake and GIC have a proven track record helping technology companies like ours achieve tremendous, durable growth, and they bring invaluable industry expertise to support us on our ambitious goals.

○	Silver Lake knows our team and our business well, having been an investor in Zuora since 2022. Their belief in our strategy, people and growth potential is evident – they want us all to win together.
○
We view this transaction as an expansion of our long-standing partnership, one which will allow us to benefit from their additional focus and support as we continue delivering on our strategic priorities.

●	Will my role or reporting structure be impacted? Will there be changes to my day-to-day responsibilities?
○	Today, nothing is changing, and our work and focus continue on as they did before this announcement.
○	Between now and transaction close, we are counting on you to stay focused on creating an unparalleled experience for our customers and supporting each other.

●	When will the transaction be completed?
○	We expect the transaction to close in the first calendar quarter of 2025, subject to customary closing conditions and approvals, including approval by Zuora stockholders and regulatory approvals.

●	Will this announcement have any impact on our compensation or benefits?
○	While we are excited to have reached this agreement, this announcement is only the first step in the process of becoming a private company.
○	Today, nothing is changing, and our work and focus continue on as they did before this announcement.

●	Will this announcement have any impact on the Corporate Bonus plan? What about for ZEOs who receive their bonus as 50% cash and 50% RSUs?
○	The final FY25 bonus payment will reflect our performance against our annual goals.
○	This payment may be paid in cash for everyone depending on the timing of when this transaction closes.

●	Will there be any changes to the Zuora name and brand?

No. We will continue to operate under the same name and brand as we always have following transaction close.

●	Will Zuora’s headquarters change? Will we have to relocate?

Zuora will remain headquartered in Redwood City following close.

●	Who will lead the company following close?

Following close, Zuora will continue to be led by Tien.

●	I own shares of Zuora stock. What happens to my shares when we become a private company?

ZEOs who are stockholders of Zuora will receive $10.00 in cash for each share of Zuora stock that you own upon closing of the transaction, which we expect will occur in the first calendar quarter of 2025.

●	What happens to my unvested equity awards prior to closing?

Your outstanding (unvested) equity awards will remain outstanding and continue to vest in accordance with their terms until the closing of the transaction.

●	What happens to my vested and unvested equity awards at closing?
○
Upon the closing of the transaction, stock options then outstanding (whether or not vested and exercisable) with a per share exercise price below $10.00 will be canceled and in exchange for such stock option, the stock option holder will be entitled to receive an amount in cash equal to the excess of $10.00 over the stock option exercise price for each share of Zuora stock under the canceled option immediately prior to closing, subject to any required tax withholdings. Such amounts will be paid no later than the first regularly scheduled payroll date that occurs at least five business days following closing. Any stock options (whether or not vested and exercisable) with an exercise price that is equal to or greater than $10.00 per share will be canceled for no consideration.

○
Upon the closing of the transaction, each Zuora restricted stock unit (RSU) award then outstanding will be canceled in exchange for the right to receive an amount in cash equal to $10.00 multiplied by the number of shares of unvested Zuora stock underlying such award immediately prior to closing. This is subject to any withholdings, and such amount will vest and become payable in accordance with the existing vesting schedule applicable to the corresponding restricted stock unit award.

○
Upon the closing of the transaction, each Zuora performance stock unit (PSU) award then outstanding that has been earned as of the closing in accordance with its terms will be canceled in exchange for the right to receive an amount in cash equal to $10.00 multiplied by the number of shares of Zuora stock underlying such award immediately prior to closing (with the number of shares of Zuora stock subject to any such award determined in accordance with the terms of the applicable award agreement), subject to any required tax withholdings and such amount will vest and become payable in accordance with the vesting schedule and conditions applicable to the corresponding performance stock unit award.

●	What will happen to the Zuora employee stock purchase plan (ESPP)?
○
Going forward, no new offering or purchase period under the ESPP will commence, no new participants will be permitted to enter the ESPP and existing participants will not be allowed to increase or decrease their elections. The exercise date for the current offering or purchase period will be separately communicated to you but will be no later than December 16th.

○	Any shares purchased under the ESPP will be exchanged at closing for the right to receive $10.00 in cash.

●	As a ZEO, can I continue to buy and sell Zuora stock until close?
○	Yes, provided you comply with Zuora’s Insider Trading Policy, including trading only in open trading windows.
○	We are currently in a closed trading window that is estimated to open in early December.
○	Until close, we will continue to operate as a public company.
○	ZEOs that have material information that is not publicly disclosed remain subject to all trading windows and restrictions until the acquisition closes.
○	If you have any questions about your trading ability, please contact corporatelegal@zuora.com.

●	What are the next steps in this process?
○	The transaction is expected to close in the first calendar quarter of 2025, subject to customary closing conditions and approvals, including approval by Zuora stockholders and regulatory approvals.
○	Until then, we remain a publicly traded company, and there will be no changes to our day-to-day operations.
○	Your roles and responsibilities remain unchanged, and the best thing we can do is stay focused on creating an unparalleled experience for our customers and supporting each other.

●	What should I tell customers / partners / other external stakeholders who ask me about the transaction?
○	You can tell them it is business as usual at Zuora as we work to complete this transaction, and they should see no changes to the way we work together.
○	We remain focused on helping companies evolve and adapt their business through a diverse and dynamic mix of revenue models.
○
Zuora has financial strength and, in partnership with Silver Lake and GIC, we will continue enhancing our capabilities and further building out our monetization suite, ultimately making us an even stronger partner.

○	Should they have specific questions about what this announcement means for them, please submit them via the Ask Questions feature.

Additional Information about the Transaction and Where to Find It

In connection with the proposed transaction, on December 31, 2024, Zuora filed with the SEC and mailed or otherwise provided to its stockholders a definitive proxy statement. The Company and affiliates of the Company jointly filed a transaction statement on Schedule 13E-3 (the “Schedule 13E-3”), as amended, on December 31, 2024. Zuora may also file other documents with the SEC regarding the potential transaction. BEFORE MAKING ANY VOTING DECISION, ZUORA’S STOCKHOLDERS ARE URGED TO CAREFULLY READ THE PROXY STATEMENT AND THE SCHEDULE 13E-3 IN THEIR ENTIRETY AND ANY OTHER DOCUMENTS FILED WITH THE SEC WHEN THEY BECOME AVAILABLE AS WELL AS ANY AMENDMENTS OR SUPPLEMENTS THERETO IN CONNECTION WITH THE PROPOSED TRANSACTION OR INCORPORATED BY REFERENCE THEREIN BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT THE PROPOSED TRANSACTION AND THE PARTIES TO THE PROPOSED TRANSACTION AND RELATED MATTERS. Investors and security holders may obtain free copies of the proxy statement, the Schedule 13E-3 and other documents that Zuora files with the SEC (when available) from the SEC’s website at www.sec.gov and Zuora’s website at investor.zuora.com. In addition, the proxy statement, the Schedule 13E-3 and other documents filed by Zuora with the SEC (when available) may be obtained from Zuora free of charge by directing a request to Zuora’s Investor Relations at investorrelations@zuora.com.

Participants in the Solicitation

Zuora and certain of its directors, executive officers and employees may be deemed to be participants in the solicitation of proxies from Zuora’s stockholders in connection with the proposed transaction. Information regarding the persons who may, under the rules of the SEC, be deemed to be participants in the solicitation of the stockholders of Zuora in connection with the proposed transaction, including a description of their respective direct or indirect interests, by security holdings or otherwise are set forth in the proxy statement and Schedule 13E-3 and other materials to be filed with the SEC. You may also find additional information about Zuora’s directors and executive officers in Zuora’s proxy statement for its 2024 Annual Meeting of Stockholders, which was filed with the SEC on May 16, 2024 (the “Annual Meeting Proxy Statement”). To the extent holdings of securities by potential participants (or the identity of such participants) have changed since the information printed in the Annual Meeting Proxy Statement, such information has been or will be reflected in Zuora’s Statements of Change in Ownership on Forms 3 and 4 filed with the SEC. You can obtain free copies of these documents from Zuora using the contact information above.

Cautionary Note Regarding Forward-Looking Statements

This communication contains forward-looking statements, which are subject to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements generally relate to future events or the Company’s future financial or operating performance. All statements other than statements of historical facts contained in this communication, including statements regarding the proposed transaction and its expected timing, completion and effects, are forward-looking statements. In some cases, you can identify forward-looking statements because they contain words such as “anticipates,” “believes,” “estimates,” “expects,” “plans,” “potential,” “will,” or the negative of these words or other similar terms or expressions that concern the Company’s expectations, strategy, plans or intentions.

Readers are cautioned that these forward-looking statements are only predictions and may differ materially from actual future events or results due to a variety of factors. Important factors that could cause actual outcomes or results to differ materially from the forward-looking statements include, but are not limited to, (a) the ability of the parties to consummate the proposed transaction in a timely manner or at all; (b) the satisfaction (or waiver) of closing conditions to the consummation of the proposed transaction; (c) potential delays in consummating the proposed transaction; (d) the timing, receipt and terms and conditions of any required governmental and regulatory approvals of the proposed transaction that could delay the consummation of the proposed transaction or cause the parties to abandon the proposed transaction; (e) the possibility that the Company’s stockholders may not approve the proposed transaction; (f) the ability of the Company to timely and successfully achieve the anticipated benefits of the proposed transaction; (g) the occurrence of any event, change or other circumstance or condition that could give rise to the termination of the Merger Agreement; (h) the Company’s ability to implement its business strategy; (i) significant transaction costs associated with the proposed transaction; (j) the possibility that the proposed transaction may be more expensive to complete than anticipated, including as a result of unexpected factors or events; (k) potential litigation relating to the proposed transaction; (l) the risk that disruptions from the proposed transaction will harm the Company’s business, including current plans and operations; (m) the ability of the Company to retain and hire key personnel; (n) potential adverse reactions or changes to business relationships resulting from the announcement or completion of the proposed transaction; (o) legislative, regulatory and economic developments affecting the Company’s business; (p) general economic and market developments and conditions; (q) the legal, regulatory and tax regimes under which the Company operates; (r) potential business uncertainty, including changes to existing business relationships, during the pendency of the proposed transaction that could affect the Company’s financial performance; (s) the risk that any announcements relating to the proposed transaction could have adverse effects on the market price of the Company’s Class A common stock; (t) restrictions during the pendency of the proposed transaction that may impact the Company’s ability to pursue certain business opportunities or strategic transactions; and (u) unpredictability and severity of catastrophic events, including, but not limited to, acts of terrorism or outbreak of war or hostilities, as well as the Company’s response to any of the aforementioned factors.

For information regarding other factors that could cause the Company’s results to vary from expectations, please see the “Risk Factors” section of the Company’s periodic report filings with the SEC, including but not limited to our Form 10-Q filed with the SEC on December 9, 2024, our Form 10-K filed with the SEC on March 26, 2024 as well as other documents that may be filed by us from time to time with the SEC. These filings, as well as subsequent findings, are available on the investor relations section of the Company's website at investor.zuora.com or on the SEC's website at www.sec.gov. The statements in this communication represent our current beliefs, estimates and assumptions as of the date of this communication. Subsequent events and developments may cause our views to change. The Company undertakes no obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. These forward-looking statements should not be relied upon as representing our views as of any date subsequent to the date of this communication.